Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
SECOND QUARTER 2004 RESULTS

Significant Second Quarter 2004 Events

•	Net income of $3.1 million or $.36 per diluted common share for the quarter

•	Commutation of Gerling Global reinsurance treaty, resulting in a pre-tax charge of $3.6 million

•	Pre-tax income of $8.8 million in medical professional liability for the quarter

•	Positive prior year development of $4.4 million on medical professional liability reserves

•	Adverse prior year development of $2.4 million on workers’ compensation reserves

•	Continued reduction of workers’ compensation and health insurance premiums

•	Completed liquidation of high-yield investment portfolio and other non-investment grade securities

East Lansing, Mich. (July 29, 2004) – American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $3.1 million or $.36 per diluted common share for the second quarter of 2004. This compares to net income of $1.1 million, or $.12 per diluted common share for the 2003 second quarter. Year-to-date through June 30, 2004, the Company has generated net income of $9.0 million or $1.05 per diluted common share compared to net income of $122,000 or $.01 per diluted share in 2003.

“Our second quarter financial results reflect our third consecutive quarter of improved results,” stated President and Chief Executive Officer R. Kevin Clinton. “Our core medical professional liability line of business continues to drive this recent turnaround. In addition, we have made progress on our other key goals of exiting non-core operations and reducing balance sheet risk.”

“We successfully commuted our Gerling Global reinsurance treaty this quarter eliminating a significant credit risk from our balance sheet. Despite the $3.6 million charge associated with this transaction, our medical professional liability was still able to produce solid results.”

Medical Professional Liability Results

	Three Months Ended		Year-to-Date
	June 30,		June 30,
	2004	2003	2004	2003
Direct Premiums Written	$40,433	$31,081	$93,057	$78,672

Net Premiums Written	$35,690	$26,615	$79,939	$66,734

Net Premiums Earned	$43,559	$38,375	$86,015	$77,860
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	36,578	37,233	75,676	77,419
Gerling Commutation	4,139		4,139
Prior Year Losses	(4,436)	250	(4,849)	1,250

Total	36,281	37,483	74,966	78,669
Underwriting Expenses	8,981	7,076	18,155	14,892

Underwriting Loss	(1,703)	(6,184)	(7,106)	(15,701)
Net Investment Income	10,510	9,110	22,908	17,445
Other Expense	(18)	(91)	(31)	(86)

Pre-tax Income	$8,789	$2,835	$15,771	$1,658

Loss Ratio:
Current Accident Year	84.0%	97.0%	88.0%	99.4%
Prior Year Development (including Gerling)	-0.7%	0.7%	-0.8%	1.6%
Calendar Year	83.3%	97.7%	87.2%	101.0%
Underwriting Expense Ratio	20.6%	18.4%	21.1%	19.1%
Combined Ratio	103.9%	116.1%	108.3%	120.1%

Net premiums earned were up $5.2 million in the second quarter of 2004, or 13.5% compared to the second quarter of 2003 and up $8.2 million, or 10.5% year-to-date. The increase in premiums was the result of the Company’s rate increases in all markets, partially offset by our exit from the Florida market and a reduced physician count in Kentucky and Ohio. At June 30, 2004, the insured physician count totaled approximately 10,000, which is down 4.1% from December 31, 2003.

The loss ratio in the second quarter of 2004 was 83.3%, and 87.2% year-to-date. Both are down from 97.7% in the second quarter of 2003 and 101.0% year-to-date in 2003. The improved loss ratio was a direct result of the rate increases taken by the Company, exiting Florida and certain occurrence-based markets, as well as the reduction in the number of claims due to stricter underwriting standards that are now in place.

The 2004 loss ratios include a $4.1 million increase in incurred losses from the commutation of our reinsurance treaty with Gerling Global. Gerling has placed its U.S. reinsurance business into run-off and had limited capital to support this line. While Gerling continued to perform in accordance with the terms of our treaty, it did represent a significant credit risk on our balance sheet with a gross receivable of $18 million. We were able to commute this treaty and receive a cash payment of approximately $13.5 million in the second quarter of 2004. The Company expects to realize little if any economic loss as the interest income from investing the $13.5 million proceeds over the life of the claims is expected to offset the current book loss.

Impact of Gerling Commutation

		Gerling Impact
		Medical
		Professional	Workers’
	As Reported	Liability	Compensation	Total
Net Premium Earned	$51,127	$837		$837
Loss and Loss Adjustment Expense	$45,087	$4,139	$271	$4,410
Net Income	$3,098	$(3,302)	$(271)	$(3,573)

“The second quarter continued to reflect positive trends in our key indicators,” stated Clinton. “Our reported claim count dropped 13% from the first quarter of this year and 34% from last year’s second quarter, and totaled only 459 reported claims in the second quarter. Paid severity in the second quarter remained relatively stable at $61,000 per closed claim. We continued to strengthen our reserves in the second quarter, with average net case reserves per open claim of $100,100, an increase of 25.4% from the second quarter of 2003. In addition, incurred but not reported claims reserves were effectively increased $7.7 million during the second quarter after the impact of the Gerling commutation and certain other accounting adjustments.”

Underwriting expenses, both in dollars and as a percentage of net earned premiums, were up in the 2004 second quarter and year-to-date. The increases in underwriting expenses were partially attributable to an increase in commissions and premium taxes associated with the higher volume of direct premiums written. In general, expenses were up for the Company due to employee severances and the Company’s exploration of strategic alternatives. Expenses in the second half of 2004 should be lower as compared to the first half of 2004 as the Company announced in June 2004 that it has completed the exploration of its options to maximize shareholder value.

Other Insurance Lines Results

	Three Months Ended		Year-to-Date
	June 30,		June 30,
	2004	2003	2004	2003
Direct Premiums Written	$2,916	$18,683	$6,632	$32,750

Net Premiums Written	$2,358	$18,379	$6,142	$33,097

Net Premiums Earned	$7,568	$16,121	$19,189	$35,072
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	6,640	13,754	16,382	29,660
Gerling Commutation	271		271
Prior Year Losses	1,895	(207)	3,308	(1,317)

Total	8,806	13,547	19,961	28,343
Underwriting Expenses	2,902	4,744	5,993	10,215

Underwriting Loss	(4,140)	(2,170)	(6,765)	(3,486)
Net Investment Income	940	1,805	2,624	3,215
Other (Expense) Revenue	(38)	15	(176)	(14)

Pre-tax Loss	$(3,238)	$(350)	$(4,317)	$(285)

Loss Ratio:
Current Accident Year	87.7%	85.3%	85.4%	84.6%
Prior Year Development (including Gerling)	28.6%	-1.3%	18.7%	-3.8%
Calendar Year	116.3%	84.0%	104.1%	80.8%
Underwriting Expense Ratio	38.3%	29.4%	31.2%	29.1%
Combined Ratio	154.6%	113.4%	135.3%	109.9%

The other insurance lines segment includes the run-off results of our workers’ compensation, health, and personal and commercial lines. In the first half of 2004, our net premiums written in workers’ compensation were ($91,000) compared to $21.3 million in the first half of 2003. Workers’ Compensation net premiums earned were $4.7 million in the second quarter of 2004 and $13.0 million year-to-date compared to $10.8 million in the second quarter of 2003 and $23.3 million year-to-date in 2003. In the second half of 2004, we do not expect to write any workers’ compensation written premiums as we continue the non-renewal process. Net premiums earned will continue to decline in 2004 as we earn-in the balance of premiums written in 2003. As of June 30, 2004, workers’ compensation unearned premium reserve is $3.4 million. Reserves for unpaid losses and loss adjustment expenses totaled $55.5 million net of reinsurance assumed and ceded at June 30, 2004.

Health net premiums written were $2.9 million in the second quarter of 2004 and $6.2 million year-to-date compared to $5.5 million for the second quarter and $12.0 million year-to-date in 2003. Covered lives declined approximately 35% since December 31, 2003 and now stand at 4,258 at June 30, 2004. We began non-renewing all remaining policies on July 1, 2004.

We recorded approximately $2.4 million of adverse development on workers’ compensation reserves during the second quarter of 2004 (including $271,000 related to Gerling) as a result of paid losses exceeding those projected in the estimation of the year-end 2003 reserves.

Underwriting expenses have decreased due to staffing and overhead reductions associated with the other insurance lines.

Investment Income

Investment income was $12.3 million in the second quarter of 2004, an increase of $1.9 million from the second quarter of 2003. Through June 30, 2004, year-to-date investment income was $25.5 million, up $4.7 million from the first half of 2003. Investment income in 2004 was enhanced by strong returns from our collateralized mortgage obligations and high-yield bond portfolios, $1.2 million of call premiums on our securities and a decrease in the percentage of our investment portfolio that was allocated to short-term investments. The average yield on investments was 6.41% for the first half of 2004 compared to 5.46% for the first half of 2003.

The Company decided near the end of the 2004 first quarter to liquidate its $50 million allocation to high-yield bonds. As of June 30, 2004, the portfolio had been sold for a total pre-tax gain of $1.6 million, of which $460,000 was realized in the second quarter. In addition, the Company sold the majority of its other lower-investment grade securities for a gain of $2.6 million. These gains were offset by a write down of real estate investments and the write-off of previously capitalized system software costs.

The liquidation of our high-yield bond portfolio and other non-investment grade securities will reduce the overall risk level of our investment portfolio, but should decrease future investment income as we reinvest in lower risk, lower-yielding securities. During the second quarter of 2004, the Company deployed approximately $142.1 million of its cash into U.S. Government Agency Securities. These securities will yield at rates ranging from 5.8% to 6.3%.

Balance Sheet and Equity Information

APCapital’s total assets were $1.043 billion at June 30, 2004, down $20.2 million from December 31, 2003. At June 30, 2004, the Company’s total shareholders’ equity was $193.1 million, down from $201.8 million at December 31, 2003. The decrease in equity was the result of a decrease in unrealized gains on investments and the increased deferred tax valuation allowance offset by 2004 net income. Net unrealized gains on the Company’s investments decreased $20.6 million, net of tax, during the second quarter of 2004. This decrease was due to declines in market values of fixed income securities caused by rising interest rates.

The Company still maintains a 100% valuation on its net deferred tax assets of $54.5 million. This allowance can be removed, totally or in part, once the Company has re-established a pattern of profitability. In the second quarter of 2004, management determined that changes in the deferred tax valuation allowance caused by changes in unrealized gains on investments are not part of continuing operations. These changes are more accurately reflected as other comprehensive income and charged directly to equity.

APCapital’s book value per common share was $22.71 at June 30, 2004, based on 8,501,927 common shares outstanding, compared to $23.89 at December 31, 2003. Tangible book value per common share was $22.58 at June 30, 2004, compared to $23.71 at December 31, 2003.

Share Repurchase

During the second quarter of 2004, the Company did not repurchase any shares of its common stock. Under the September 11, 2003 authorization, the Company had approximately 418,500 shares available for repurchase at June 30, 2004. At this time the Company does not anticipate repurchasing any of its shares in the near future.

Outlook

“The second quarter results further support the strategic actions taken by management,” said Clinton. “We expect to experience continued improvement in our core medical professional liability line and the reduction of risk elsewhere in our operations and balance sheet.”

Conference Call

APCapital’s website, www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2004 second quarter results on July 30, 2004 at 9:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company’s website and selecting “For Investors”, then “Audio Links”. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-800-642-1687 or (706) 645-9291 and entering the conference ID code: 8913086. The replay will be available through 11:59 p.m. Eastern time on August 13, 2004.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves; a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income; we may experience unforeseen costs or the need for unanticipated reserve enhancements associated with our exit from the workers’ compensation, health and personal and commercial insurance lines, which could result in future charges to income; an adverse outcome in the putative shareholder class action lawsuit against us; substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims; increased pressures on premium rates and our potential inability to obtain rate increases; changes in competitive conditions; an unanticipated increase in claims frequency or severity patterns; our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers; adverse regulatory and market changes in certain states of operation where our business is concentrated; the loss of our relationships with medical associations; an interruption or change in our principal third-party distribution relationship; the potential insolvency of any of the guaranty associations in which we participate; the potential inability to obtain regulatory approval of rate increases; our potential inability to comply with insurance regulations; a further reduction in our A.M. Best Company rating; negative changes in financial market conditions; a downturn in general economic conditions; and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures

The Company uses operating income (loss), a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income (loss) differs from net income (loss) by excluding the after-tax effect of realized capital gains and (losses) and the after-tax effect of changes in accounting principles.

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, the Company’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. Changes in accounting principles, likewise, are not indicative of the current or future performance of our insurance operations, and have therefore also been excluded in the calculation of operating income (loss). As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of the Company’s underlying insurance operations.

In addition to the Company’s reported loss ratios, management uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

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Summary Financial Information
APCapital, Inc.

Balance Sheet Data

	June 30,	December 31,
	2004	2003
	(In thousands, except per share data)
Assets:
Cash and investments	$849,531	$834,005
Premiums receivable	47,070	65,362
Reinsurance recoverable	94,228	103,652
Federal income taxes recoverable	1,881	973
Intangibles	1,082	1,539
Other assets	49,093	57,515

Total assets	$1,042,885	$1,063,046

Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$682,398	$673,605
Unearned premiums	84,952	103,806
Note payable, officer	—	6,000
Long-term debt	30,928	30,928
Other liabilities	49,344	44,698

Total liabilities	847,622	859,037
Minority interest in consolidated subsidiary	2,174	2,201
Shareholders’ equity	193,089	201,808

Total liabilities and shareholders’ equity	$1,042,885	$1,063,046

Book value per share:
Total	$22.71	$23.89
Tangible	$22.58	$23.71
Shares outstanding	8,502	8,446

Summary Financial Information APCapital, Inc.

Income Statement

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(In thousands except per share data)
Net premiums earned	$51,127	$54,496	$105,204	$112,932
Investment income	12,291	10,424	25,504	20,809
Net realized (losses) gains	(71)	1,151	1,565	1,148
Other income	229	196	406	357

Total revenues	63,576	66,267	132,679	135,246
Losses and loss adjustment expenses	45,087	51,030	94,927	107,012
Underwriting expenses	11,883	11,820	24,148	25,107
Other expenses	3,030	1,714	5,247	2,939

Total expenses	60,000	64,564	124,322	135,058
Income before income taxes and minority interest	3,576	1,703	8,357	188
Federal income tax expense (benefit)	479	596	(600)	66

Income before minority interest	3,097	1,107	8,957	122
Minority interest in net loss of consolidated subsidiary	1	—	15	—

Net income	$3,098	$1,107	$8,972	$122

Adjustments to reconcile net income to operating income (loss) Net income	3,098	1,107	8,972	122
Add back:
Realized losses (gains), net of tax	46	(748)	(1,017)	(746)

Net operating income (loss)	$3,144	$359	$7,955	$(624)

Ratios:
Loss ratio	88.2%	93.6%	90.2%	94.8%
Underwriting expense ratio	23.2%	21.7%	23.0%	22.2%
Combined ratio	111.4%	115.3%	113.2%	117.0%
Earnings per share data:
Net income
Basic	$0.37	$0.13	$1.07	$0.01
Diluted	$0.36	$0.12	$1.05	$0.01
Net operating income (loss) per share
Basic	$0.37	$0.04	$0.94	$(0.07)
Diluted	$0.37	$0.04	$0.93	$(0.07)
Basic weighted average shares outstanding	8,427	8,599	8,419	8,597
Diluted weighted average shares outstanding	8,585	8,972	8,534	8,910

Summary Financial Information
APCapital, Inc.

Supplemental Premium Information
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Direct Premiums Written:
Medical professional liability	$40,433	$31,081	$93,057	$78,672
Workers’ compensation	(167)	12,942	27	20,168
Health	3,083	5,741	6,605	12,582
Personal and commercial	—	—	—	—

Total	$43,349	$49,764	$99,689	$111,422

Net Premiums Written:
Medical professional liability	$35,690	$26,615	$79,939	$66,734
Workers’ compensation	(516)	13,043	(91)	21,348
Health	2,874	5,463	6,233	11,988
Personal and commercial	—	(127)	—	(239)

Total	$38,048	$44,994	$86,081	$99,831

Net Premiums Earned:
Medical professional liability	$43,559	$38,375	$86,015	$77,860
Workers’ compensation	4,694	10,785	12,956	23,323
Health	2,874	5,463	6,233	11,988
Personal and commercial	—	(127)	—	(239)

Total	$51,127	$54,496	$105,204	$112,932

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

	Reported Claim Count
	Excluding			Total
Three Months Ended	Florida	Florida		(All States)
June 30, 2004	454	5		459
March 31, 2004	515	10		525
December 31, 2003	467	62		529
September 30, 2003	566	65		631
June 30, 2003	588	106		694
March 31, 2003	602	201	(1)	803
December 31, 2002	668	106		774
September 30, 2002	579	150		729
June 30, 2002	617	131		748
March 31, 2002	648	119		767

	Net Premium Earned (in thousands)
	Excluding		Total
Three Months Ended	Florida	Florida	(All States)
June 30, 2004	43,356	$203	$43,559
March 31, 2004	42,175	281	42,456
December 31, 2003	38,443	1,431	39,874
September 30, 2003	38,279	2,764	41,043
June 30, 2003	32,463	5,912	38,375
March 31, 2003	34,700	4,785	39,485
December 31, 2002	34,151	6,431	40,582
September 30, 2002	33,608	6,481	40,089
June 30, 2002	28,724	6,300	35,024
March 31, 2002	26,760	6,191	32,951

		Average Net
	Open	Case Reserve	Average Net
Three Months Ended	Claim Count	Per Open Claim	Paid Claim
June 30, 2004	3,885	$100,100	$61,000 (2)
March 31, 2004	4,103	95,400	55,200
December 31, 2003	4,447	87,600	55,100
September 30, 2003	4,780	82,200	82,200
June 30, 2003	4,788	79,800	60,300
March 31, 2003	4,830	75,400	71,500
December 31, 2002	4,863	70,900	55,100
September 30, 2002	4,941	67,800	67,200
June 30, 2002	4,878	66,100	74,100
March 31, 2002	4,828	63,400	72,800

	Retention Ratio
	Six Months Ended	Three Months Ended	Year Ended
	June 30, 2004	March 31, 2004	2003
Illinois	71%	79%	73%
Kentucky	80%	81%	69%
Michigan	88%	86%	86%
New Mexico	92%	91%	93%
Ohio	85%	87%	68%
Total (all states)	85%	85%	68%

Notes:

All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

(1)	Includes 76 claims reported by 4 physicians at the end of their coverage with the company.

(2)	Average net paid claim data excludes the effect of Gerling Global commutation.